As filed with the Securities and Exchange Commission on June 29, 2022.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EVERCORE INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-4748747
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

55 East 52nd Street

38th Floor

New York, New York 10055

Telephone: (212) 857-3100

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Second Amended and Restated 2016 Evercore Inc. Stock Incentive Plan

(Full Title of the Plan)

Jason Klurfeld, Esq.

Senior Managing Director and General Counsel

Evercore Inc.

55 East 52nd Street

New York, NY 10055

Telephone: (212) 857-3100

(Name and address, including zip code, and telephone number, including area code, of agent for service of process)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and emerging company in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☒	Non-accelerated filer	☐

Accelerated filer	☐	Smaller reporting company	☐

	(Do not check if a smaller reporting company)	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

At the 2022 annual meeting of stockholders of Evercore Inc. (the “Company” or the “Registrant”), the Company’s stockholders approved the Second Amended and Restated 2016 Evercore Inc. Stock Incentive Plan (the “Second Amended 2016 Plan”), which provides for grants of equity awards to designated employees, directors and other service providers of the Company and its affiliates. The number of shares of the Company’s Class A common stock, par value $0.01 (the “Shares”) which may be granted under the Second Amended 2016 Plan has been increased by 6,500,000 Shares from the previous 41,000,000 Shares which were previously authorized for issuance under the Amended and Restated 2016 Evercore Inc. Stock Incentive Plan, effective June 16, 2020. This Registration Statement on Form S-8 relates to the additional 6,500,000 Shares authorized for issuance under the Second Amended 2016 Plan.

Pursuant to General Instruction E on Form S-8, the contents of the Registration Statement on Form S-8 with respect to the Amended and Restated 2016 Evercore Inc. Stock Incentive Plan (Registration No. 333-239435), filed with the Securities and Exchange Commission on June 25, 2020, including the information contained therein, are hereby incorporated by reference to this Registration Statement on Form S-8 (the “Registration Statement”), except that the provisions contained in Part II of such earlier registration statement are modified as set forth in this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933 and the introductory note to Part I of the Form S-8. The documents containing the information specified in this Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Not required to be filed with this Registration Statement pursuant to General Instruction E to Form S-8.

Item 4. Description of Securities

Not required to be filed with this Registration Statement pursuant to General Instruction E to Form S-8.

Item 5. Interests of Named Experts and Counsel

Not required to be filed with this Registration Statement pursuant to General Instruction E to Form S-8.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the Company’s best interests, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the Company only as authorized in each specific case upon a determination by the stockholders, disinterested directors or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.

The Company’s certificate of incorporation provides that the Company will indemnify its directors and officers to the fullest extent permitted by law and that no director shall be liable for monetary damages to the Company or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law.

The Company currently maintains liability insurance for its directors and officers. Such insurance is available to the Company’s directors and officers in accordance with its terms.

Item 7. Exemption from Registration Claimed.

Not required to be filed with this Registration Statement pursuant to General Instruction E to Form S-8.

Item 8. Exhibits

See exhibits listed under the Exhibit Index below, which is incorporated in this item herein by reference.

Item 9. Undertakings.

Not required to be filed with this Registration Statement pursuant to General Instruction E to Form S-8.

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Amended and Restated Certificate of Incorporation of the Registrant(1)

4.2	Amended and Restated By-laws of the Registrant(2)

4.3	Second Amended and Restated 2016 Evercore Inc. Stock Incentive Plan(3)

5.1*	Opinion of Sullivan & Cromwell LLP

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Sullivan & Cromwell LLP (included as part of Exhibit 5.1)

24.1*	Power of Attorney (included in the signature pages to this Registration Statement)

107*	Filing Fee Table

*	Filed herewith.
(1)	Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (Commission File No. 001-3297), filed August 29, 2017.
(2)	Incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K (Commission File No. 001-3297), filed August 29, 2017.
(3)	Incorporated by reference to Annex B to the Registrant’s definitive proxy statement, filed April 29, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on June 29, 2022.

EVERCORE INC.

By:	/s/ Jason Klurfeld
Name: Jason Klurfeld
Title: General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, a Delaware corporation, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933 hereby constitute and appoint John S. Weinberg, Robert C. Altman, Celeste Mellet, Jason Klurfeld and Paul Pensa, and each of them (with full power to act alone), the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments or supplements with all exhibits thereto, including any stickers or post-effective amendments to the Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 29, 2022.

Signature	Title

/s/ John S. Weinberg	Chief Executive Officer (Principal Executive Officer)
John S. Weinberg

/s/ Roger C. Altman Roger C. Altman	Senior Chairman

/s/ Richard I. Beattie Richard I. Beattie	Director

/s/ Pamela G. Carlton Pamela G. Carlton	Director

/s/ Ellen V. Futter Ellen V. Futter	Director

/s/ Gail B. Harris Gail B. Harris	Director

/s/ Robert B. Millard Robert B. Millard	Director

/s/ Willard J. Overlock, Jr. Willard J. Overlock, Jr.	Director

/s/ Sir Simon M. Robertson Sir Simon M. Robertson	Director

/s/ William J. Wheeler William J. Wheeler	Director

/s/ Sarah K. Williamson	Director
Sarah K. Williamson

/s/ Celeste Mellet Celeste Mellet	Chief Financial Officer (Principal Financial Officer)

/s/ Paul Pensa Paul Pensa	Controller (Principal Accounting Officer)